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                                                                   EXHIBIT 10.17



                                    AGREEMENT

        Agreement dated as of December 31, 1998 (this "Agreement"), by and among Horseshoe Gaming, Inc., a Nevada corporation (the "Company"), Horseshoe Gaming, LLC, a Delaware limited liability company (the "LLC"), and Hollywood Park, Inc., a Delaware corporation ("Hollywood Park").

                                R E C I T A L S :

        WHEREAS, pursuant to an Employment Agreement dated as of January 1, 1996, by and between Mr. Paul R. Alanis ("Alanis") and the Company (the "Alanis Employment Agreement"), Alanis has served as President of the Company;

        WHEREAS, pursuant to an Employment Agreement dated as of October 1, 1995, by and between Mr. John M. Allen ("Allen") and the Company (the "Allen Employment Agreement"), Allen has served as Senior Vice President-Operations of the Company;

        WHEREAS, pursuant to an Employment Agreement dated as of December 1, 1995, by and between Mr. Cliff Kortman ("Kortman") and the Company (the "Kortman Employment Agreement"), Kortman has served as Vice President-Design and Development of the Company;

        WHEREAS, pursuant to an Employment Agreement dated as of January 1, 1996, by and between Mr. Loren S. Ostrow ("Ostrow" and together with Alanis, Allen and Kortman being collectively referred to herein as the "Employees") and the Company (the "Ostrow Employment Agreement" and together with the Alanis Employment Agreement, the Allen Employment Agreement and the Kortman Employment Agreement being collectively referred to herein as the "Employment Agreements" and individually as an "Employment Agreement"), Ostrow has served as Senior Vice President and General Counsel of the Company;

        WHEREAS, the Company acts as Manager of the LLC, which is governed by the Limited Liability Company Operating Agreement dated October 1, 1995 (the "LLC Agreement");

        WHEREAS, the LLC is the owner of Horseshoe Entertainment, a Louisiana limited partnership ("HE"), which owns and operates Horseshoe Bossier City Casino located in Bossier City, Louisiana, and Robinson Property Group Limited Partnership, a Mississippi limited partnership ("RPG"), which owns and operates the Horseshoe Hotel and Casino located at Casino Center in Tunica County, Mississippi (the LLC, HE and RPG and their respective subsidiaries and affiliates are herein sometimes referred to as the "Horseshoe Companies");

        WHEREAS, the LLC is party to an agreement pursuant to which it may acquire the gaming operations of Empress Entertainment, Inc., a Delaware corporation, and its subsidiaries Empress Casino Hammond Corporation, an Indiana corporation, and Empress Casino Joliet Corporation



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(collectively, "Empress") in Hammond, Indiana and Joliet, Illinois, and the
Employees were intimately involved in the decision to acquire Empress and in negotiating the acquisition agreement;

        WHEREAS, each of the Employees has entered into a contractual arrangement with Hollywood Park to commence employment with Hollywood Park upon the expiration of the term of his respective Employment Agreement, which in the case of Alanis is December 31, 1998; in the case of Allen is May 11, 1999; in the case of Kortman is November 30, 1998; and in the case of Ostrow is December 31, 1998;

        WHEREAS, the Company has claimed that (i) Hollywood Park has tortiously interfered with the Company's respective contractual relationship with each of the Employees and (ii) the Employees have breached their fiduciary duties to the Company and are subject to termination for "cause";

        WHEREAS, Hollywood Park and the Employees have denied the Company's claims; and

        WHEREAS, the Company, the Horseshoe Companies and Hollywood Park desire to avoid litigation over the claims of the Company and the LLC against Hollywood Park.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                    TERMINATION OF THE EMPLOYMENT AGREEMENTS

        I.1 Termination. The Company, on the date of this Agreement (the "Termination Date"), is terminating the Employees from any and all positions they have held with the Company, the Horseshoe Companies and any of their respective subsidiaries and affiliates.

        I.2 Employment Opportunities. The Company agrees that the Employees may pursue employment opportunities with Hollywood Park and perform their obligations under their respective agreements with Hollywood Park at any time after the date hereof.

               The Company will not assert the non-competition provisions of the Employment Agreements against the Employees or Hollywood Park.



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                                   ARTICLE II

                          NON-SOLICITATION AND NON-HIRE


        II.1   Non-Solicitation and Non-Hire.

               (a) Hollywood Park agrees that from the Termination Date until December 31, 2001, it will not directly or indirectly solicit, hire or retain, as an employee, consultant, independent contractor or otherwise any of the persons whose names are contained on the Protected List attached hereto as Exhibit A and by this reference made a part hereof.

               (b) In the event Hollywood Park violates any legally enforceable provision of this Article II as to which there is a specific time period during which Hollywood Park is prohibited from taking certain actions or engaging in certain activities, then the violation will toll the running of the time period from the date of violation until the violation ceases as to the specific employee as to which a violation is alleged but not as to other employees whose names are on the Protected List.

               (c) Hollywood Park acknowledges that it has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon the Company and the Horseshoe Companies under this Article II. Hollywood Park further acknowledges that the same are reasonable in time and territory and are fully required to protect the legitimate interests of the Company and the Horseshoe Companies and do not confer a benefit upon the Company and the Horseshoe Companies disproportionate to any detriment to Hollywood Park.

        II.2 Remedies. Hollywood Park and the Company acknowledge that the provisions contained in this Article II are reasonable and necessary, that the damages which would be suffered by the Company and the Horseshoe Companies as a result of a breach or threatened breach by Hollywood Park of any of such provisions may not be calculable, and that the award of a money judgment to the Company and the Horseshoe Companies for such a breach or threatened breach by Hollywood Park would be an inadequate remedy. Consequently, Hollywood Park agrees that any breach or threatened breach of any provision of this Article II may be enforced by the Company and/or the Horseshoe Companies by means of an action for injunctive or other equitable relief, including a temporary and/or permanent injunction, filed in a court of competent jurisdiction. Any such remedy shall be in addition, and shall not limit the right of the Company or the Horseshoe Companies, to any other remedy to which it may be entitled in law or in equity. Due to the financial strength of the



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               Company and the Horseshoe Companies, Hollywood Park agrees that it is not necessary for the Company or the Horseshoe Companies to post a bond and that they shall not be obligated to post a bond or other security in seeking such relief. Hollywood Park hereby waives any right to seek a bond. In connection with the remedies provided in this Section 2.2, Hollywood Park hereby waives any objection and consents to the subject matter and personal jurisdiction of the state and federal courts of the State of Nevada and hereby waives any and all objections to venue.


                                   ARTICLE III

                             RELEASE; NON-DISCLOSURE

        III.1  Release.

               (1) Hollywood Park hereby releases and forever discharges the Company, the Horseshoe Companies and each of their respective past, present and future subsidiaries, affiliates, officers, directors, employees, agents, stockholders, partners, managers, members, successors and assigns, both individually and in their official capacities with the Company, the Horseshoe Companies or any subsidiaries or affiliates of any of them as applicable (collectively, the released parties are herein referred to as the "Horseshoe Released Parties"), of and from any and all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, claims, charges, complaints, contracts, agreements, trespasses, damages, judgments, commissions, executions, demands and promises whatsoever, in law or equity, which Hollywood Park, or its successors or assigns, may now have or hereafter can, shall or may have against the Horseshoe Released Parties, for, upon, or by reason of any and all matters arising out of or relating to (i) the cessation of Employee's employment by the Company, including the termination of the Employment Agreements; and (ii) the expected employment of the Employees by Hollywood Park; provided, however, that notwithstanding any of the foregoing provisions of this release, Hollywood Park hereby expressly reserves any rights, claims, or causes of action it may have arising out of or resulting from the non-performance or breach of the terms and conditions of this Agreement by the Company or the Horseshoe Companies. Hollywood Park is aware that it is releasing claims as to which it may be currently unaware and only may come to learn, but is nevertheless willing to enter into this release. It is the intention of Hollywood Park that, notwithstanding the possibility that Hollywood Park or its' counsel might discover or gain a more complete understanding of the facts, events or law which, if presently known or fully understood, would have affected this release, this release shall be deemed to have fully, finally and forever settled



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                      any and all claims without regard to the existence or
                      subsequent discovery of different or additional facts, events or laws.

               (2) Each of the Company and the Horseshoe Companies hereby releases and forever discharges Hollywood Park and its' past, present and future subsidiaries, affiliates, officers, directors, employees, agents, stockholders, partners, members, successors, and assigns, both individually and in their official capacities with Hollywood Park, or any subsidiaries or affiliates of any of them as applicable, of and from any and all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, claims, charges, complaints, contracts, agreements, trespasses, damages, judgments, commissions, executions, demands and promises whatsoever, in law or equity, which the Company or the Horseshoe Companies, or its successors or assigns, may now have or hereafter can, shall or may have against Hollywood Park, for, upon, or by reason of any and all matters arising out of or relating to (i) the cessation of Employee's employment by the Company, including the termination of the Employment Agreements; (ii) the expected employment of the Employees by Hollywood Park, including any solicitation or purported solicitation of the Employees to enter into such employment agreements with Hollywood Park; (iii) the effect of the Hollywood Park Press Release dated September 11, 1998 entitled "Four Top Executives of Horseshoe Gaming Agree to Join Hollywood Park" (the "Press Release") and other statements made by Hollywood Park which are consistent with the Press Release; and (iv) any solicitation, actual or alleged, of any other employees of the Company and/or any of its affiliated entities, occurring prior to the execution of this Agreement; provided, however, that notwithstanding the foregoing provisions of this release, the Company and the Horseshoe Companies hereby expressly reserve any rights, claims, or causes of action they may have against Hollywood Park arising out of or resulting from the non-performance or breach of the terms and conditions of this Agreement. Each of the Company and the Horseshoe Companies is aware that it is releasing claims as to which it may be currently unaware and only may come to learn, but are nevertheless willing to enter into this release. It is the intention of the Company and the Horseshoe Companies that, notwithstanding the possibility that the Company, the Horseshoe Companies or their counsel might discover or gain a more complete understanding of the facts, events or law which, if presently known or fully understood, would have affected this release, this release shall be deemed to have fully, finally and forever settled any and all claims without regard to the existence or subsequent discovery of different or additional facts, events or laws.



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               (3)    Each of Hollywood Park, the Company and the Horseshoe
                      Companies as a Releasor hereby waives the provisions of
                      Section 1542 of the California Civil Code only to the extent it applies to the releases given by such Releasor in this Section 3.1. Section 1542 of the California Civil Code provides as follows:

                             A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        III.2 Disclosure of Agreement. The existence and substance of this Agreement may be disclosed to any person or organization as the party disclosing determines, including, without limitation, the parties' legal counsel and accountants, present and former employees and affiliates of the Company, the Horseshoe Companies, Hollywood Park and persons providing financing to the Company, the Horseshoe Companies, or any of their respective affiliates. Disclosure of the existence and substance of this Agreement also may be made to the public as required by law and as otherwise may reasonably be determined by the disclosing party in the furtherance of its business interests.


        III.3 Knowledge and Consent of the Parties. The parties hereby mutually warrant and represent that they have read and understand this Agreement and that this Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any party hereto. The parties hereby acknowledge that they have been represented in negotiations and for the preparation of this Agreement by counsel of their own choice; that they have read this Agreement; and that they are fully aware of the contents of this Agreement and of the legal effect of each and every provision hereof. It is acknowledged and agreed by each party to this Agreement that each party has participated in the drafting of this Agreement and that any claimed ambiguity should not be construed for or against any such party on account of such drafting.


                                   ARTICLE IV

                                  MISCELLANEOUS


        IV.1 Notice. All notices, requests, demands and other communications required or permitted hereunder, shall be in writing and shall be deemed to have been duly given when received. Notice shall be delivered either by hand, facsimile or mailed, certified mail, return receipt requested with postage prepaid, addressed to the parties



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               at the following addresses, or such other address as may be designated by notice in accordance with the provisions of this
               Section:

               (1)    If to the Company or the Horseshoe Companies:

                      4024 Industrial Road
                      Las Vegas, Nevada 89103
                      Telephone: (702) 650-0080
                      Telecopy: (702) 650-0081
                      Attention: Jack B. Binion

               (2)    If to Hollywood Park:

                      P.O. Box 369
                      Inglewood, California 90306-0369
                      Telephone: (310) 419-1500
                      Telecopy: (310) 671-4460
                      Attention: R. D. Hubbard

        IV.2 Entire Agreement; Further Assurances. This Agreement constitutes the entire agreement between the parties hereto with respect to the specific subject matter herein and supersedes all prior agreements and undertakings, both written and oral, with respect to the specific subject matter hereof. Each of the parties hereto mutually agrees to deliver all such other documents and to do and perform all such other acts as may reasonably be required from time to time in connection with this Agreement or to implement or carry out the terms hereof.

        IV.3 Severability. If any provision (or portion hereof) of this Agreement would be deemed to be invalid or unenforceable for any reason, including, without limitation, the geographic or business scope or the duration thereof, such provision (or portion thereof) shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall attach only to such provision (or portion thereof) and shall not affect or render invalid or unenforceable any other provision (or portion thereof) of this Agreement or any other agreement or instrument.

        IV.4 Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto, and it shall not be reasonable for any party to rely on any oral statements or representations made by any other party.

        IV.5 Arbitration. In the event of any dispute or controversy between the parties with respect to any of the matters set forth herein, such dispute or controversy shall be



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               submitted to binding arbitration, to be conducted in Las Vegas,
               Nevada, pursuant to the then prevailing rules and regulations of the American Arbitration Association. This provision does not, in any way, affect Section 2.2 of this Agreement.

        IV.6 Admission; Evidence. The execution of this Agreement shall not be deemed an admission of any wrongdoing, liability or unlawful conduct on the part of Hollywood Park, the Horseshoe Companies and/or the Company, its affiliates, divisions, officers, employees, agents, successors or assigns. Neither this Agreement nor any portion hereof shall be admissible evidence in any proceeding whatsoever involving any party other than the Company, the Horseshoe Companies, Hollywood Park or their respective representatives or successors hereto.

        IV.7 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company, the Horseshoe Companies and Hollywood Park, and their respective successors and permitted assigns under Section 4.8.

        IV.8 Assignment. This Agreement may not be assigned by the parties hereto other than, in the case of each party that is an entity, to a successor to the business of such party or the purchaser of all or substantially all of its assets; provided, that such successor or purchaser shall have agreed to assume all of the transferring party's obligations under this Agreement.

        IV.9 Waiver. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall the waiver of any default under this Agreement be construed as a waiver of any other default; nor, unless otherwise provided in this Agreement as to timing, shall any delay or omission of any party to exercise any right hereunder in any manner waive such right or impair the exercise of such right thereafter.

        IV.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        IV.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

        IV.12 Legal Fees. Each party to this Agreement agrees to be solely responsible for its respective legal fees and disbursements and other expenses in connection with the negotiation and preparation of this Agreement and in connection with any disputes, claims, litigation and other matters relating to this Agreement.



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        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                        HORSESHOE GAMING, INC.
                                        a Nevada corporation


                                        By: ____________________________________
                                            Jack B. Binion
                                            Chief Executive Officer


                                        HORSESHOE GAMING, LLC.
                                        a Delaware limited liability company

                                        By: Horseshoe Gaming, Inc., Manager



                                        By: ____________________________________
                                            Jack B. Binion
                                            Chief Executive Officer and
                                            Chairman of the Board



                                        HOLLYWOOD PARK, INC.
                                        a Delaware corporation



                                        By: ____________________________________
                                            R. D. Hubbard
                                            Chairman and Chief Executive Officer



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